CONSENT OF PERSON ABOUT TO BECOME A DIRECTOR

Pursuant to Sec.230.438 of Regulation C promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to his being named in the Proxy Statement-Prospectus, which forms a part of the Registration Statement on Form S-4, and any subsequent amendments thereto, relating to the proposed merger of Business First National Bank with and into Heritage Oaks Bank, a California banking corporation and the wholly owned subsidiary of Heritage Oaks Bancorp, a California corporation and registered bank holding company, as a person who is expected to become a director of Heritage Oaks Bancorp upon the consummation of such merger. As of the effective time of the Registration Statement, the undersigned will not be a member of the board of directors of Heritage Oaks Bancorp and will not be required to sign the Registration Statement.

September 5, 2007

/s/ Michael J. Behrman, M.D.
Michael J. Behrman, M.D.